EXHIBIT 11

                     FIRST REPUBLIC BANCORP INC.
           STATEMENT OF COMPUTATION OF EARNINGS PER SHARE

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


                                                                  Quarter Ended                      Six Months Ended
                                                                      June 30,                            June 30,
                                                            ---------------------------        ---------------------------
                                                               1997            1996               1997            1996
                                                               ----            ----               ----            ----
Primary:
 Net income available to common stock                       $ 4,352,000     $ 3,001,000        $ 8,372,000     $ 5,771,000
                                                            ===========     ===========        ===========     ===========

 Weighted average shares outstanding,
  beginning of period including treasury shares               8,208,124       7,834,971          8,141,652       7,816,400
 Effect of stock options exercised during period                 24,524           1,299             55,916          10,390
 Weighted average shares of stock purchased by employees            552             501              3,050           6,239
 Weighted average shares converted from convertible
  subordinated debentures                                     2,245,050               -          1,588,685               -
 Weighted average shares of dilutive stock
  options under treasury stock method                           683,294         304,720            678,031         278,527
 Weighted average shares of treasury stock                     (482,664)       (486,000)          (454,187)       (486,000)
 Weighted average shares of unallocated ESOP                    (35,354)              -            (37,879)              -
                                                             ----------       ---------          ---------       ---------
 Adjusted shares outstanding - primary                       10,643,526       7,655,491          9,975,268       7,625,556
                                                             ==========       =========          =========       =========

 Net income per common share - primary                      $      0.41     $      0.39        $      0.84     $      0.76
                                                            ===========     ===========        ===========     ===========


Fully Diluted:
 Net income available to common stock                       $ 4,352,000     $ 3,001,000        $ 8,372,000     $ 5,771,000
 Effect of convertible subordinated debentures,
  net of taxes (1)                                                    -         396,000             17,000         792,000
                                                            -----------     -----------        -----------     -----------
 Adjusted net income for fully diluted calculation (1)      $ 4,352,000     $ 3,397,000        $ 8,389,000     $ 6,563,000
                                                            ===========     ===========        ===========     ===========

 Adjusted shares - primary, from above                       10,643,526       7,655,491          9,975,268       7,625,556
 Weighted average shares issuable upon conversion
  of convertible subordinated debentures                              -       2,524,210            656,400       2,524,210
 Additional weighted average shares of dilutive
  stock options converted at period-end
  stock price under the treasury stock method                    67,446          58,796             59,340          29,426
                                                             ----------      ----------         ----------      ----------
Adjusted shares outstanding - fully diluted                  10,710,972      10,238,497         10,691,008      10,179,192
                                                             ==========      ==========         ==========      ==========

Net income per share - fully diluted                        $      0.41     $      0.33        $      0.79     $      0.64
                                                            ===========     ===========        ===========     ===========
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(1) Due to the existence of convertible  subordinated debentures until March 31,
    1997,  the  fully-diluted  calculation  includes  the number of shares which would be  outstanding  if all such  debentures  were  converted  and adjusts reported net income for the effect of interest  expense on  the  convertible subordinated debentures, net of taxes.